Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-183455, No. 333-190088 and No. 333-258070 on Form S-8 of our reports dated February 27, 2025, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Tile Shop Holdings, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of Tile Shop Holdings, Inc. and Subsidiaries for the year ended December 31, 2024.

/s/ RSM US LLP

Minneapolis, Minnesota

February 27, 2025